Exhibit 99(a)

American Mortgage Acceptance Company and Subsidiaries Consolidated Financial Statements as of and for the Years Ended December 31, 2008, 2007 and 2006

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
American Mortgage Acceptance Company
New York, New York

We have audited the accompanying consolidated balance sheets of American Mortgage Acceptance Company and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor have we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Mortgage Acceptance Company and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 157, Fair Value Measurements, in 2008.

The accompanying financial statements for the year ended December 31, 2008, have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company’s losses from operations, shareholders’ deficit and lack of liquidity raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan concerning these matters is also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 24, 2010

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007
(in thousands, except per share amounts)

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$93	$15,844
Restricted cash	1,152	9,783
Investments
Mortgage loans receivable, net (Note 4)	371,211	529,644
Available-for-sale investments, at fair value (Note 5):
CMBS	5,474	69,269
Mortgage revenue bonds	--	4,879
Accounts receivable (Note 6)	2,082	30,066
Deferred charges and other assets, net (Note 7)	6,126	6,914
Total assets	$386,138	$666,399
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Liabilities:
CDO notes payable (Note 11)	$352,079	$362,000
Repurchase facilities (Note 12)	--	136,385
Line of credit – related party (Note 13)	79,877	77,685
Preferred shares of subsidiary (subject to mandatory repurchase) (Note 14)	25,000	25,000
Interest rate derivatives (Note 15)	57,447	26,631
Accounts payable and accrued expenses (Note 16)	1,363	16,293
Due to Advisor and affiliates (Note 20)	6,653	1,471
Dividends payable	--	308
Total liabilities	522,419	645,773

Commitments and contingencies (Note 22)

Shareholders’ (deficit) equity (Note 17):
7.25% Series A Cumulative Convertible Preferred Shares, no par value; 680 shares issued and outstanding in 2007	15,905	15,905
Shares of beneficial interest; $0.10 par value; 25,000 shares authorized; 8,917 issued and 8,502 outstanding in 2008 and 8,848 issued and 8,433 outstanding in 2007	892	885
Treasury shares of beneficial interest at par; 415 shares in 2008 and 2007	(42)	$(42)
Additional paid-in capital	128,125	128,087
Accumulated deficit	(227,538)	(104,956)
Accumulated other comprehensive loss	(53,623)	(19,253)
Total shareholders’ (deficit) equity	(136,281)	20,626
Total liabilities and shareholders’ (deficit) equity	$386,138	$666,399

See accompanying notes to consolidated financial statements.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(in thousands, except per share amounts)

	Years Ended December 31,
	2008	2007	2006
Revenues:
Interest income	$37,024	$58,965	$31,408
Other revenues	38	1,144	286
Total revenues	37,062	60,109	31,694
Expenses:
Interest (Note 20)	32,233	42,302	19,372
Interest – distributions to preferred shareholders of subsidiary (subject to mandatory repurchase)	2,005	2,216	2,241
General and administrative	1,768	4,232	3,490
Fees to Advisor (Note 20)	2,535	3,796	3,546
Impairment of investments (Note 9)	109,198	38,295	16,443
Amortization and other	1,471	981	160
Total expenses	149,210	91,822	45,252
Other income (loss):
Change in fair value and loss on termination of derivative instruments (Note 15)	(4,207)	(11,581)	(5,299)
Equity in earnings of ARCap (Note 9)	--	--	3,000
(Loss) gain on sale or repayment of investments (Note 9)	(5,188)	(18,819)	18,289
Total other (loss) income	(9,395)	(30,400)	15,990
(Loss) income from continuing operations	(121,543)	(62,113)	2,432
(Loss) income from discontinued operations, including (loss) gain on sale of real estate owned (Note 8)	(731)	3,531	255
Net (loss) income	(122,274)	(58,582)	2,687
7.25% Convertible Preferred dividends	(308)	(527)	--
7.25% Convertible Preferred dividends in arrears	(924)	--	--
Net (loss) income available for common shareholders	$(123,506)	$(59,109)	$2,687
Earnings per share (basic and diluted) (Note 19):
(Loss) income from continuing operations	$(14.49)	$(7.45)	$0.29
(Loss) income from discontinued operations	$(0.09)	$0.42	$0.03
Net (loss) income	$(14.58)	$(7.03)	$0.32
Weighted average shares outstanding:
Basic	8,471	8,404	8,323
Diluted	8,471	8,404	8,330

See accompanying notes to consolidated financial statements.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(in thousands)

	7.25% Series A Cumulative Convertible Preferred Shares		Shares of Beneficial Interest		Treasury Shares of Beneficial Interest						Accumulated Other Comprehensive (Loss) Income
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Share-Based Compensation	Accumulated Deficit	Comprehensive Income (Loss)		Total
Balance at January 1, 2006	--	$--	8,719	$871	(415)	$(42)	$126,357	$(20)	$(17,766)		$4,783	$114,183
Net income									2,687	$2,687		2,687
Other comprehensive income (loss):
Net unrealized loss on derivative instruments										(3,642)
Unrealized holding loss on investments										(6,993)
Plus: reclassification adjustments										2,224
Total other comprehensive loss										(8,411)	(8,411)	(8,411)
Comprehensive loss										$(5,724)
Reclassification of unamortized share based compensation upon adoption of SFAS No. 123(R)							(20)	20
Options exercised and other share based compensation			96	10			1,614					1,624
Amortization of share option costs							20					20
Dividends									(25,095)			(25,095)
Balance at December 31, 2006	--	--	8,815	881	(415)	(42)	127,971	--	(40,174)		(3,628)	85,008
Net loss									(58,582)	$(58,582)		(58,582)
Other comprehensive income (loss):
Net unrealized loss on derivative instruments										(26,070)
Unrealized holding loss on investments										(41,746)
Plus: reclassification adjustments										52,191
Total other comprehensive loss										(15,625)	(15,625)	(15,625)
Comprehensive loss										$(74,207)
Options exercised and other share based compensation			33	4			116					120
Issuance of preferred shares	680	15,905										15,905
Dividends									(6,200)			(6,200)
Balance at December 31, 2007	680	15,905	8,848	885	(415)	(42)	128,087	--	(104,956)		(19,253)	20,626
Net loss									(122,274)	$(122,274)		(122,274)
Other comprehensive income (loss):
Net unrealized loss on derivative instruments										(35,726)
Unrealized holding loss on investments										(46,730)
Plus: reclassification adjustments										48,086
Total other comprehensive loss										(34,370)	(34,370)	(34,370)
Comprehensive loss										$(156,644)
Options exercised and other share based compensation			69	7			38					45
Dividends									(308)			(308)
Balance at December 31, 2008	680	$15,905	8,917	$892	(415)	$(42)	$128,125	$--	$(227,538)		$(53,623)	$(136,281)

See accompanying notes to consolidated financial statements.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(in thousands, except per share amounts)

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(122,274)	$(58,582)	$2,687
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment of investments	109,198	38,295	16,443
Change in fair value and loss on termination of derivative instruments	4,207	11,581	5,299
Amortization and accretion	565	(58)	(207)
Other non-cash (income) expense, net	56	930	1,142
Depreciation expense	--	336	1,671
Bad debt expense	--	(1,329)	--
Loss (gain) on sale or repayment of investments	5,188	18,819	(18,289)
Equity in earnings of investees	--	--	(3,000)
Distributions received from equity investments	--	--	4,037
Loss (gain) on sale of real estate owned	772	(3,611)	--

Changes in operating assets and liabilities:
Accounts receivable	3,700	1,891	(3,957)
Other assets	(675)	13	--
Due to Advisor and affiliates	4,653	(198)	(1,291)
Accounts payable and accrued expenses	(14,728)	2,287	3,584
Net cash from operating activities	(9,338)	10,374	8,119
Cash flows from investing activities:
Principal repayments or sale of mortgage loans	94,824	256,083	11,490
Funding and purchase of mortgage loans	(769)	(253,266)	(509,191)
Investment in CMBS	--	(123,052)	--
Principal repayments or sale of CMBS	14,548	15,562	--
Investment in CDO securities	--	(10,061)	--
Principal repayments or sale of CDO securities	--	7,940	--
Principal repayments or sale of debt securities	--	81,182	131,813
Prepayment penalty from debt security refinancing	--	--	3,200
Return of capital and proceeds from the sale of ARCap	495	337	37,181
Decrease (increase) in restricted cash	7,631	5,168	(14,951)
Decrease (increase) in escrow receivables	25,284	(24,287)	--
Proceeds from sale of real estate owned	2,249	11,987	18,122
Principal repayment on real estate owned	--	36	--
Principal repayment of mortgage revenue bonds	2,224	181	1,651
Net cash from investing activities	146,486	(32,190)	(320,685)
			(continued )

See accompanying notes to consolidated financial statements.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006 (continued)
(in thousands, except per share amounts)

	Years Ended December 31,
	2008	2007	2006
Cash flows from financing activities:
Proceeds from repurchase facilities	695,441	1,044,314	432,881
Repayments of repurchase facilities and CDO notes payable	(841,746)	(1,071,505)	(478,406)
Proceeds from line of credit – related party	3,442	260,850	206,242
Repayments of line of credit – related party	(1,250)	(198,165)	(191,242)
Proceeds from CDO notes payable	--	--	362,000
Interest rate derivative termination costs	(8,170)	--	--
Repayments of warehouse facility	--	--	(4,070)
Deferred financing costs	--	(280)	(6,760)
Dividends paid to shareholders	(616)	(21,012)	(13,297)
Stock options exercised	--	--	1,557
Issuance of preferred shares	--	17,000	--
Equity offering costs	--	(1,095)	--
Net cash from financing activities	(152,899)	30,107	308,905
Net (decrease) increase in cash and cash equivalents	(15,751)	8,291	(3,661)
Cash and cash equivalents at the beginning of the year	15,844	7,553	11,214
Cash and cash equivalents at the end of the year	$93	$15,844	$7,553
Supplemental information:
Interest paid (including distributions to preferred shareholders of subsidiary (subject to mandatory repurchase))	$42,993	$34,441	$19,399
Non-cash investing and financing activities:
Capitalized interest income	$532	$520	$169

See accompanying notes to consolidated financial statements.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Summary of Significant Accounting Policies

a)      Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of American Mortgage Acceptance Company and its wholly owned subsidiaries.  All intercompany accounts and transactions have been eliminated in consolidation.  Unless otherwise indicated, we herein refer to American Mortgage Acceptance Company and its subsidiaries as “AMAC,” “we”, “us”, “our”, and “our Company”.  We are externally managed by Centerline AMAC Manager, Inc., which acts as our Advisor and is a subsidiary of Centerline Holding Company (“Centerline”).  We operate in one business segment.

Our consolidated financial statements are prepared on the accrual basis of accounting in accordance with United States generally accepted accounting principles (“GAAP”).  The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain amounts from prior years have been reclassified to conform to the 2008 presentation. In particular, the results of operations of real estate owned properties sold are recorded as discontinued operations.

b)      Revenue Recognition

We derive our revenues from a variety of sources as follows:

•
Interest Income from Mortgage Loans – We recognize interest on mortgage loans on the accrual basis as it becomes due.  We amortize deferred loan origination costs and fees on the interest method over the life of the applicable loan as an adjustment to interest income.  Certain mortgage loans contain provisions that allow us to participate in a percentage of the underlying property’s excess cash flows from operations and excess proceeds from a sale or refinancing.  We evaluate these loans in accordance with EITF 86-21, Application of the AICPA Notice to Practitioners regarding Acquisition, Development, and Construction Arrangements to Acquisition of an Operating Property to determine the classification of the investment as a loan.  This income is recognized on the accrual basis as it becomes due.  We place these assets on non-accrual status when collectability is not assured.  If we consider a mortgage loan held for investment to be impaired, we do not recognize any interest income after that determination.  We apply any cash receipts of interest for impaired mortgage loans held for investment to reduce the principal balance of the loan.

•
Interest Income on Available-for-Sale Securities – We recognize interest on available-for-sale securities on the accrual basis as it becomes due.  Interest income also includes the amortization or accretion of premiums and discounts arising at the purchase date, using the effective yield method.  We place these assets on non-accrual status when collectability is not assured.

•	Interest Income on Temporary Investments – Interest income from temporary investments, such as cash in banks and short-term instruments, is recognized on the accrual basis as it becomes due.

•	Other Revenues

•
Standby Loan Commitment Fees – We receive fees for issuing standby loan commitments.  If we do not expect to fund the commitment, we recognize the fee ratably over the commitment period.  If we determine that it is probable that a commitment will be exercised, we defer the fee and, if the commitment is exercised, amortize it over the life of the loan as an adjustment to interest income; if the commitment expires unexercised, we recognize it upon expiration.

•
Stabilization Guarantee and Loan Administration Fees – We receive fees from borrowers for guaranteeing construction loans made by third-party lenders for the period between construction completion and funding of the permanent loan.  We receive these fees in advance and amortize them over the guarantee periods.  We also receive loan administration fees on these guaranteed loans, on a monthly basis during the guarantee period.  We recognize these fees when due.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•	Federal National Mortgage Association (“FNMA”) Loan Guarantee Fees – We receive monthly loss sharing/guarantee fees related to the FNMA loan program (see Note 22) and recognize them when due.

•
Prepayment Fees – We may receive fees from borrowers that repay loans earlier than their maturity dates.  We recognize these fees as earned, unless a loan is refinanced, in which case the prepayment fees may be deferred and amortized over the life of the refinanced loan.

c)      Available-for-Sale Investments

We account for our available-for-sale investments pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”).  For these investments, we record changes in fair value in other comprehensive income unless we consider an investment impaired, or a decline in fair value to be an other than temporary impairment (see Impairment below).

1.	Commercial Mortgage Backed Securities (“CMBS”)

We classify our investments in CMBS as available-for-sale debt securities.

We generally estimate fair value of CMBS and similar retained interests based on market prices provided by certain dealers who make a market in these financial instruments.

Due to limited market activity for CMBS, we perform additional analysis on prices received based on broker quotes.  This process includes analyzing the securities based on vintage year, rating and asset type and converting the price received to a spread.  The calculated spread is then compared to market information available for securities of similar type, vintage year and rating (i.e. CMBX).  We use this process to validate the prices received from brokers.

2.	Revenue Bonds

Prior to the 2008 sale (see Notes 9 and 20), we classified our investments in revenue bonds as available-for-sale debt securities.  Because revenue bonds have a limited market, we estimated fair value for each bond as the present value of its expected cash flows using a discount rate for comparable investments.

3	Debt Securities

Prior to the 2007 sale of our debt security portfolio, we accounted for our investments in Government National Mortgage Association (“GNMA”) and FNMA certificates as available-for-sale debt securities and obtained third-party quoted market prices as our primary source of valuation.

4.	Impairment

For any investments classified as available-for-sale, a decline in market value below cost that we deem other-than-temporary is charged to earnings.  If, in the judgment of our Advisor, it is determined probable that we will not receive all contractual payments required when due, the asset is deemed impaired and is written down to its then estimated fair value, with the amount of the write-down accounted for as a realized loss.  The fair value at that time is then considered the cost basis of the investment, and subsequent increases in the fair value over this new cost basis are included in other comprehensive income; subsequent decreases in fair value, if not an other-than-temporary impairment, are also included in other comprehensive income.

5.	Gain or Loss on Sale

Realized gains and losses on securities are included in earnings and are recorded on the trade date and calculated as the difference between the amount of cash received and the carrying cost of the specific investment, including any unamortized discounts, premiums, origination costs and fees.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

d)      Mortgage Loans Receivable

Pursuant to SFAS No. 65, Accounting for Certain Mortgage Banking Events, we carry mortgage loans held-for-sale at the lower of cost or fair value, and mortgage loans held for investment at amortized cost, both including loan origination costs and fees.  Our assessment in determining the lower of cost or fair value of mortgage loans held-for-sale is on an individual loan basis.

We measure the fair value of a loan using the observable market price for sales of similar assets or the market value of the loan’s collateral if the loan is collateral-dependent.  Market prices are determined by using a combination of updated appraised values and broker quotes or services supplying market and sales data in various geographical locations where the collateral is located.  The effect of any adjustment to the carrying value is recorded as an addition to our valuation allowance.

For investments in mortgage loans, we follow the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”).  Under SFAS No. 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  SFAS No. 114 requires lenders to measure impaired loans based on:

(i)	the present value of expected future cash flows discounted at the loans’ effective interest rate;

(ii)	the loan’s observable market price; or

(iii)	the fair value of the collateral if the loan is collateral-dependent.

We periodically evaluate our portfolio of mortgage loans for possible impairment to establish appropriate loan loss reserves, if necessary.  If, in the judgment of our Advisor, we determine that it is probable that we will not receive all contractually required payments when they are due, we deem the loan impaired and establish a loan loss reserve.

e)      Investment in ARCap

Our investment in ARCap Investors, L.L.C. (“ARCap”) consisted of preferred and common membership interests.  We accounted for this investment under the equity method until we sold it in August 2006.  A portion of the equity income recorded was based on the preferred dividend, while the balance was based on our proportionate share of common interests outstanding.

f)      Real Estate Owned

Prior to 2008, 2007 and 2006 sales, real estate owned consisted of properties of which we took possession by exercising our rights under subordinated promissory notes and other documents.  In some cases, we also purchased the first mortgage loans on the properties.  We recorded these properties at the lower of fair value of the real estate, less estimated disposal costs, or the carrying amount of the foreclosed loan.  The determination of fair value of the real estate was based on independent appraisals.

When the properties were sold, the results of operations of the property were reclassified into income from discontinued operations for all periods presented.

g)      Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash in banks and temporary investments in short-term instruments with original maturity dates equal to or less than three months.  Restricted cash includes escrow deposits set aside for future funding obligations or required collateral deposits made by us due to the decline in the fair value of our cash flow hedges.

h)      Loan Origination Costs and Fees

In accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, we capitalize acquisition fees and other direct expenses incurred for activities performed to originate mortgage loans and include them in Mortgage Loans Receivable, net of any fees received from borrowers for loan originations.  We amortize these costs on a straight-line basis, which approximates effective yield, over the lives of the loans.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

i)      Repurchase Facilities

Prior to repayment in 2008, we financed a portion of our investments using repurchase facilities pursuant to repurchase agreements.  We sold our mortgage loans or investment securities to a counterparty for a price set upon the value of the collateral, as determined on a loan-by-loan basis.  We accounted for these transactions as collateralized borrowings; accordingly, the loans and securities remained on our consolidated balance sheets with the proceeds from the sales recorded as debt.  We deferred the fees relating to the facilities and amortized them over the life of the facilities.  If a facility was terminated, any fees relating to the facility were expensed upon termination.  In some instances, the repurchase agreements settled every 30 days from the sale date.  In those cases, the difference between the sale proceeds and the fixed repurchase price were recorded as interest expense ratably over the period between the sale and repurchase dates.

j)      Subsidiary Equity

We account for our preferred securities of our subsidiary under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which requires that mandatorily redeemable financial instruments be classified as liabilities in the consolidated financial statements and the payments or accruals of dividends and other amounts to be paid to the holders of these securities be reported as interest costs.  The fair value of the securities approximates the liquidation amount due to the variable rate nature of their dividends.

k)      Stock Options

We account for stock options we issue under the fair value based method pursuant to SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”).  Under SFAS No. 123(R), we are required to select a valuation technique or option pricing model that meets the criteria as stated in the standard and we use the Black-Scholes model, which requires the input of subjective assumptions.  These assumptions include estimating the length of time optionees will retain their vested stock options before exercising them (“expected term”), the estimated volatility of the Company’s common stock price over the expected term (“volatility”), the risk free interest rate and the dividend yield.

In accordance with SFAS No. 123(R), we accrue compensation cost based on the estimated fair value of the options issued and amortize those costs over the vesting period.  Because the grant recipients are not our employees and vesting of the options was contingent upon the recipient continuing to provide services to us, we estimated the fair value of the options at each period-end up to the vesting date and adjusted recorded amounts accordingly.

l)      Financial Risk Management and Interest Rate Derivatives

Our primary objective for holding interest rate swaps is to manage interest rate and certain equity market risks.  We account for our interest rate swap agreements under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended and interpreted.  We enter into interest rate swaps, which are designated, at inception, as cash flow hedges with the hedged item being the interest payments on our variable-rate repurchase facilities.  We record these swaps at fair value, and record changes in fair value in other comprehensive income to the extent they are effective.  If deemed ineffective, we record the amount considered ineffective in the consolidated statement of operations if the ineffectiveness is within the limits allowable by SFAS 133.  If the ineffectiveness exceeds the allowable limit, we would record the entire fair value (and subsequent changes) in our consolidated statement of operations.  For cash flow hedges terminated or for which the hedge designation is removed, or for which it is probable that a forecasted transaction will not occur, we reclassify the related amounts in accumulated comprehensive loss into the statement of operations over time in the same period or periods during which the hedged forecasted transaction affects earnings.  For cash flow hedges, we record the impact of terminations and misforecasted transactions as a component of “change in fair value and loss on termination of derivative instruments” on the Consolidated Statements of Operations.

We have determined that we will not apply hedge accounting to free-standing derivatives and we also may write fair value derivatives.  Any change in the fair value of these derivatives is recognized in our consolidated statement of operations.

The fair value of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts).  The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curve) derived from observable market interest rate curves.  In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as thresholds and guarantees.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

m)      Fair Value of Financial Instruments

As described above, our available-for-sale securities, interest rate derivatives and certain of our mortgage loans are carried at estimated fair values.  We have determined that the fair value of our remaining financial instruments, including our remaining mortgage loans, cash and cash equivalents, and secured borrowings approximate their carrying values at December 31, 2008 and 2007.  The fair value of investments in mortgage loans and available-for-sale securities are based on actual market price quotes, broker quotes or by determining the present value of the projected future cash flows using appropriate discount rates, credit losses and prepayment assumptions.  Other financial instruments carry interest rates which are deemed to approximate market rates.

n)      Income Taxes

We have elected to be treated as a Real Estate Investment Trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (“the Code”).  In order to maintain our qualification as a REIT, we are required to, among other things, distribute at least 90% of our REIT taxable income to our shareholders and meet certain tests regarding the nature of our income and assets.  As a REIT, we are not subject to federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to shareholders.  Accordingly, no provision for federal income taxes is included in the condensed consolidated financial statements with respect to these operations.  We believe we have and intend to continue to operate in a manner that allows us to continue to meet the requirements for taxation as a REIT.  Many of these requirements, however, are highly technical and complex.  If we were to fail to meet these requirements, we could be subject to federal income tax. We may be subject to state taxes in certain jurisdictions.

o)      Accounting Changes

2008 Adoptions

As of January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value with respect to GAAP and expands disclosures about fair value measurements.  The provisions of SFAS 157 relating to nonfinancial assets and liabilities are effective for us on January 1, 2009. The application of SFAS 157 to our nonfinancial assets and liabilities is not expected to have a material impact on our consolidated financial statements. For further information, see Note 3.

In October 2008 the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 157–3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157–3”).  The FSP was effective upon issuance, including prior periods for which financial statements had not been issued.  The adoption of FSP FAS 157–3 did not have a material impact on our consolidated financial statements.

NOTE 2 – Going Concern

As shown in the accompanying financial statements, the Company has sustained operating losses for the years ended December 31, 2008 and 2007 and had a shareholders’ deficit as of December 31, 2008.  Based on the following market conditions and liquidity concerns, there is no guarantee whether we will be able to raise sufficient financing to recommence our origination activity and sustain operations.  This raises substantial doubt about our ability to continue as a going concern.  Management has determined that the Company will not be able to continue in operation and, accordingly, is working with the Company’s remaining creditors in the process of determining a plan of liquidation.  As the plan has not been formally adopted, the accompanying financial statements are not presented on a liquidation basis.  See E – Financial Statement Presentation – Liquidation Basis below for supplemental information as to the value of our assets assuming a liquidation scenario.

A.	Market Conditions

Beginning in 2007 and throughout 2008, developments in the market for many types of mortgage products (including mortgage-backed securities) resulted in reduced liquidity for these types of financial assets.  Widening credit spreads led to reduced values and the inability to find adequate financing for these assets.  This resulted in an overall reduction in liquidity across the credit spectrum of mortgage products, eliminating many of our financing sources.  As the credit markets declined, so did the commercial real estate collateralized debt obligation (“CDO”) market, and we decided to suspend investment activity and not pursue a second CDO securitization.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Credit Facilities

As a result of the market disruption, during 2008 we agreed to terminate a repurchase facility with Citigroup Global Markets, Inc. (“Citigroup”) that we had used to finance our investment activity and entered into an agreement to repay the entire amount of the facility by selling or refinancing the collateral assets.  We also repaid the entire outstanding balance on another repurchase facility that we had with Bear Stearns.  Management was not able to obtain alternative financing for investments securing these facilities and was forced to sell certain assets to repay the outstanding balances (see Note 12).  The proceeds of these asset sales were used to repay the remaining balances of both facilities.  We have drawn virtually the entire amount available from our related party line of credit and have no alternative sources of financing.

C.	Asset Sales/Repayments and Impairments

As mentioned above, we were forced to sell certain assets to repay debt facilities, as well as to meet general liquidity requirements.  As a result of these sales, we have experienced significant losses on these assets (see Note 9 for further detail of losses).

We also recorded impairment charges resulting from declines in market value on our commercial mortgage-backed securities (“CMBS”) and our mortgage revenue bonds prior to their 2008 sale (see Notes 5 and 9).

D.	Dividend Deferral

In order to preserve cash, during the fourth quarter of 2008, we elected to defer distributions on our preferred shares of subsidiary (subject to mandatory repurchase).  Dividends in arrears as of December 31, 2008, were $0.5 million.  Distributions of our preferred shares of subsidiary (subject to mandatory repurchase) can be deferred for up to 20 quarters.

We have also elected not to pay dividends on our 7.25% Series A Cumulative Convertible Preferred Shares (“Preferred Shares”) during the second, third and fourth quarters of 2008.  We have not declared dividends on these shares, thus no accrual was recorded for these periods.  We can elect deferment of distributions on our Preferred Shares indefinitely, however, if distributions are deferred more than six quarters, the Preferred Shareholders can exercise certain rights under the offering agreement that would allow them to appoint two members to our board of trustees.  As of December 31, 2008, dividends in arrears were $0.9 million for these shares.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

E.	Financial Statement Presentation – Liquidation Basis

The consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should we be unable to continue as a going concern.  The following is a pro forma Statement of Net Assets (Liabilities) in Liquidation.  Accounting on the liquidation basis results in the valuation of assets at their current estimated net realizable amounts.

	As Reported December 31, 2008	Net Realizable Value Adjustments		As Adjusted December 31, 2008
		(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	$93	$--		$93
Restricted cash	1,152	(259	)(a)	893
Investments:
Mortgage loans receivable, net	371,211	(365,993	)(a)	3,433
		(1,785	)(b)
Available-for-sale investments, at fair value:
CMBS	5,474	(3,025	)(c)	2,449
Accounts receivable	2,082	--		2,082
Deferred charges and other assets, net	6,126	(6,019	)(d)	107
Total Assets	$386,138	$(377,080)		$9,058
LIABILITIES
Liabilities:
CDO notes payable	$352,079	$(352,079	)(a)	$--
Line of credit-related party	79,877	--		79,877
Preferred shares of subsidiary (subject to mandatory repurchase)	25,000	--		25,000
Interest rate derivatives	57,447	(57,447	)(a)	--
Accounts payable and accrued expenses	1,363	--		1,363
Due to Advisor and affiliates	6,653	--		6,653
Total Liabilities	$522,419	$(409,526)		112,893
Net Liabilities in Liquidation				$103,835

(a)
To reflect assets and liabilities of CDO subsidiary at the zero liquidation value of the Company’s equity in that subsidiary due to impairments within the CDO causing hyper-amortization of certain classes of the Series I CRE notes.

(b)	To record additional valuation allowance reflecting current liquidation values, based on management current estimates.
(c)	To record additional impairment reflecting current liquidation values, based on management current estimates.
(d)	To write off unamortized deferred financing costs associated with the CDO.

NOTE 3 – Fair Value Measurements

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements (emphasizing fair value as a market-based measurement).  To comply with the provisions of SFAS 157, we incorporate credit value adjustments, where appropriate, to reflect both our own non-performance risk and the respective counterparty’s non-performance risk in the fair value measurements.  The adoption of SFAS 157 as of January 1, 2008 resulted in a $3.0 million reduction in the fair value of interest rate derivatives which we recorded as a component of other comprehensive loss.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

We have categorized our assets and liabilities recorded at fair value based upon the fair value hierarchy specified by SFAS 157.  The levels of fair value hierarchy are (from highest to lowest):

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access.

•	Level 2 inputs utilize other-than-quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable and are typically based on our own assumptions, including situations where there is little, if any, market activity.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, we categorize such financial asset or liability based on the lowest level input that is significant to the fair value measurement in its entirety.  Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The following tables present the information about our financial assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2008, and indicate the fair value hierarchy of the valuation techniques we utilize to determine such fair value:

(dollars in thousands)	Level 1	Level 2	Level 3	Balance as of December 31, 2008
Measured on a recurring basis
Assets
Available-for-sale investments:
CMBS	$--	$--	$5,474	$5,474
Total assets	$--	$--	$5,474	$5,474

Liabilities
Interest rate derivatives	$--	$57,447	$--	$57,447
Total liabilities	$--	$57,447	$--	$57,447
Measured on a non-recurring basis
Assets
Mortgage loans receivable – held-for-investment-impaired(1)	$--	$2,822	$--	$2,822
Total assets	$--	$2,822	$--	$2,822
(1) We recorded $55.3 million of impairment charges for six loans in this group during 2008, as described in Note 9. No other loans had further impairments during 2008.

The valuation techniques employed with respect to financial instruments measured at fair value utilizing methodologies other than quoted prices in active markets (CMBS, mortgage loans receivable and derivatives) are described in Note 1.

The following table presents additional information about assets measured at fair value on a recurring basis and for which we utilized Level 3 inputs to determine fair value:

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(dollars in thousands)	CMBS		Mortgage Revenue Bonds		Total

Balance at January 1, 2008	$69,269		$4,879		$74,148
Total gains or losses (realized/unrealized):
Included in earnings	(49,730	)(1)	(2,433	)(2)	(52,163)
Included in other comprehensive income	--		211		211
Amortization of costs and fees	484		(184)		300
Purchases, issuances, settlements and sales	(14,549)		(2,473)		(17,022)
Transfers in and/out of Level 3	--		--		--
Balance at December 31, 2008	5,474		--		5,474
The amount of total losses for the period included in earnings attributable to the change in unrealized losses relating to assets still held at the reporting date	$(9,894	)(2)	$--		$(9,894)
(1) Includes $44.1 million recorded in “Impairment of investments” in the consolidated statement of operations and $5.6 million recorded in “(Gain) loss on repayment or sale of assets”.
(2) Included in “Impairment of investments” in the consolidated statement of operations.

Both observable and unobservable inputs may be used to determine the fair value of positions that we classified within the Level 3 category.  As a result, the unrealized losses for assets within the Level 3 category presented in the table above may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., historical company experience) inputs.

NOTE 4 – Investments in Mortgage Loans Receivable, net

Mortgage loans receivable, net, consisted of two classifications of mortgages as follows:

	2008	2007
Mortgage loans held for investment	$371,211	$467,734
Mortgage loans held for sale	--	61,910
Total	$371,211	$529,644

During September 2008, we foreclosed upon and took possession of one property.  The respective mortgage loan receivable relating to this property was reclassified to real estate owned and subsequently sold in October 2008 (see Notes 8 and 9).

Sales, impairments and losses on sale related to mortgage loans receivable are discussed in Note 9.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Information relating to our investments in mortgage loans as December 31, 2008 is as follows:

(dollars in thousands)

Property	Description	Final Maturity Date		Call Date (A)		Interest Rate	Periodic Payment Terms	Prior Liens	Outstanding Face Amount of Mortgages (B)	Valuation Allowance	Unamortized Costs and Fees	Carrying Amount of Mortgages (C)	Interest Income in 2008
Mortgage Loans Receivable, Net – Held for Investment
First Mortgage Loans:
The Victor (D)(E)
Camden, NJ	Mixed Use	12	/14	12	/14	6.17%	(H)	$--	$30,942	$--	$(552)	$30,390	$1,944
Washington Heights (D)(E)
Worcester, MA	Multifamily	5	/16	12	/15	6.85%	(H)	--	26,860	--	--	26,860	1,879
Robert Plan (D)
Bethpage, NY	Office	4	/16	04	/16	6.77%	(G)	--	20,000	--	--	20,000	1,377
Sage at Cupertino (D)(E)
Cupertino, CA	Multifamily	5	/16	05	/16	5.99%	(G)	--	22,000	--	--	22,000	1,341
The Pines (D)
Las Vegas, NV	Multifamily	5	/16	11	/15	5.84%	(F)	--	13,000	--	--	13,000	772
Forest Pointe (D)
Lake Bluff, IL	Multifamily	6	/11	12	/07	5.92%	(F)	--	11,000	--	--	11,000	662
Harbour Pointe (D)
Mukilteo, WA	Retail	6	/11	12	/07	5.92%	(F)	--	11,000	--	--	11,000	662
1800 Walt Whitman (D)
Melville, NY	Office	6	/16	06	/16	6.24%	(G)	--	7,000	--	--	7,000	444
Ellington Plaza (D)
Washington, DC	Multifamily	9	/16	09	/09	5.82%	(G)	--	13,500	--	(1,036)	12,464	783
Stone Cliff Heights (D)
Aurora, CO	Multifamily	8	/16	02	/16	6.08%	(F)	--	26,500	--	--	26,500	1,605
Citrus Grove (D)
Elk Grove, CA	Multifamily	9	/16	03	/16	6.01%	(G)	--	21,000	--	--	21,000	1,258
Courtyard Apartments (D)
Albuquerque, NM	Multifamily	8	/11	08	/09	5.93%	(H)	--	8,476	--	--	8,476	512
The Crossroads at Chapel Hills (D)
Colorado Springs, CO	Multifamily	9	/16	03	/16	6.05%	(F)	--	8,050	--	--	8,050	495
Arbors Apartments (D)
Albuquerque, NM	Multifamily	8	/11	10	/09	5.93%	(H)	--	7,478	--	--	7,478	452
Westpointe Apartments (D)
Stockton, CA	Multifamily	9	/13	02	/16	6.28%	(F)	--	6,500	--	--	6,500	415
Islip Terrace (D)
Islip Terrace, NY	Retail	8	/11	07	/09	6.12%	(H)	--	5,839	--	--	5,839	365
236 W. 16th Street (D)
New York, NY	Multifamily	9	/16	09	/09	6.13%	(G)	--	5,348	--	--	5,348	333
253 Elizabeth Street (D)
New York, NY	Multifamily	9	/16	09	/09	6.13%	(G)	--	5,236	--	--	5,236	326
515 E. 5th Street (D)
New York, NY	Multifamily	9	/16	09	/09	6.13%	(G)	--	3,416	--	--	3,416	213
Valley Village (D)
Bakersfield, CA	Retail	9	/16	03	/16	5.78%	(H)	--	2,910	--	--	2,910	169

(continued)

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Property	Description	Final Maturity Date		Call Date (A)		Interest Rate		Periodic Payment Terms	Prior Liens	Outstanding Face Amount of Mortgages (B)	Valuation Allowance	Unamortized Costs and Fees	Carrying Amount of Mortgages (C)	Interest Income in 2008
Rite Aid (D)
Arroyo Grande, CA	Retail	10	/16	04	/16	5.57%		(H)	--	2,426	--	--	2,426	135
Garden Lakes (D)
Phoenix, AZ	Office	10	/16	07	/16	6.06%		(F)	--	2,300	--	--	2,300	142
Highland Square II (D)
Greenville, SC	Multifamily	10	/16	10	/09	6.04%		(F)	--	4,700	--	--	4,700	288
Wasilla Portfolio (D)
Wasilla, AK	Multifamily	7	/16	12	/15	6.05%		(H)	--	8,941	--	--	8,941	554
Manhattan Beach (D)
Manhattan Beach, CA	Other	11	/16	05	/16	6.22%		(H)	--	1,533	--	--	1,533	98
Alvin Center (D)
San Jose, CA	Office	11	/16	05	/16	5.79%		(H)	--	2,774	--	--	2,774	165
Davidson Building (D)
Fife, WA	Office	11	/16	05	/16	6.26%		(F)	--	6,500	--	--	6,500	413
Equinox (D)(E)
Great Neck, NY	Retail	11	/16	05	/16	5.68%		(F)	--	12,680	--	--	12,680	718
Tiburon at Buckhead (D)
Atlanta, GA	Multifamily	11	/16	11	/08	5.90%		(G)	--	21,500	--	--	21,500	1,290
Talega Corporate Center (D)
San Clemente, CA	Office	12	/11	12	/10	5.94%		(F)	--	8,700	--	--	8,700	525
Tennyson Retail Center (D)
Hayward, CA	Retail	1	/17	07	/16	5.80%		(H)	--	2,246	--	--	2,246	133
Subtotal First Mortgage Loans										330,355	--	(1,588)	328,767	20,468

Mezzanine Loans:
Club at Brazos (I) (J) (K)
Rosenberg, TX	Multifamily	5	/43	06	/08	10.00	% (O)	(F)	13,963	1,962	--	(66)	1,896	194
Oaks of Baytown (M)
Baytown, TX	Multifamily	7	/08	N	/A	LIBOR + 4.50%		--	--	3,840	(2,307)	--	1,533	--
Quay Point (M)
Houston, TX	Multifamily	7	/08	N	/A	LIBOR + 3.60%		--	--	1,439	(872)	--	567	--
Sawmill Plaza (D)(K)
Columbus, OH	Retail	10	/14	09	/14	13.50%		(H)	15,404	1,972	--	--	1,972	271
Champaign Offices (D)(K)
Champaign, IL	Office	10	/11	05	/11	10.67%		(H)	26,000	1,849	--	(16)	1,833	202
South Burnswick (K)
South Brunswick, NJ	Retail	6	/15	06	/15	10.25%		(F)	36,020	3,244	--	--	3,244	339
Marbella (K)(M)
Clearwater, FL	Multifamily	9	/06	N	/A	LIBOR + 12.50%		(F)	--	5,800	(5,800)	--	--	--
Pasadena (K)(M)
Pasadena, FL	Multifamily	12	/07	N	/A	LIBOR + 12.75%		(F)	--	8,350	(8,350)	--	--	--
Bayfront Villas (K)(M)
Gulfport, FL	Multifamily	8	/07	N	/A	LIBOR + 12.75%		(F)	--	2,800	(2,800)	--	--	--
Snowmass Village (E)(N)(K)
Snowmass Village, CO	Mixed Use	4	/11	N	/A	LIBOR + 5.25%		(F)	520,394	32,500	(32,500)	--	--	2,038

(continued)

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Property	Description	Final Maturity Date		Call Date (A)		Interest Rate	Periodic Payment Terms	Prior Liens	Outstanding Face Amount of Mortgages (B)	Valuation Allowance	Unamortized Costs and Fees	Carrying Amount of Mortgages (C)	Interest Income in 2008
City North (E)(N)(K)
Phoenix, AZ	Mixed Use	5	/10	N	/A	LIBOR + 5.5%	(F)	217,750	18,154	(18,154)	--	--	1,154
Subtotal Mezzanine Loans									81,910	(70,783)	(82)	11,045	4,198

Subordinated Notes
Pierre Laclede Center (D)(K)
Clayton, MO	Office	9	/11	04	/08	7.44%	(F)	56,250	3,375	--	--	3,375	250
Intech (D)(K)
Indianapolis, IN	Office	10	/15	07	/15	9.05%	(G)	44,500	5,500	--	(153)	5,347	506
Ellington (D)(L)
Washington, DC	Multifamily	9	/16	09	/09	10.00%	(F)	27,300	17,458	--	(1,003)	16,455	1,747
Sage at Cupertino – B Note (L)
Cupertino, CA	Multifamily	5	/16	2	/16	6.19%	(G)	22,000	5,000	--	--	5,000	315
Bridgeport Portfolio (I)
Bridgeport, CT	Multifamily	8	/17	7	/10	9.74%	(G)	8,136	1,110	(388)	--	722	110
Connecticut Village Apartments (K)
Gaffney, SC	Multifamily	12	/16	12	/09	6.08%	(G)	2,582	136	--	--	136	13
Oakland Apartments (K)
Abbeville, SC	Multifamily	12	/16	12	/09	6.08%	(G)	343	18	--	--	18	2
Westwood Apartments (K)
Manning, SC	Multifamily	12	/16	12	/09	6.08%	(G)	754	40	--	--	40	4
Lincoln Apartments (K)
Walterboro, SC	Multifamily	12	/16	12	/09	6.08%	(G)	22,788	72	--	--	72	7
Raymonis Apartments (K)
Vidalia, GA	Multifamily	12	/16	12	/09	6.08%	(G)	1,372	72	--	--	72	7
Westlake Apartments (K)
Savannah, GA	Multifamily	12	/16	12	/09	6.08%	(G)	3,070	162	--	--	162	15
Subtotal Subordinated Notes									32,943	(388)	(1,156)	31,399	2,976
Total interest income from loans sold or repaid during 2008									--	--	--	--	2,267
2008 Total Mortgage Loans, Net – Held for Investment									$445,208	$(71,171)	$(2,826)	$371,211	$29,909
2007 Total Mortgage Loans, Net – Held for Investment (P)									$490,981	$(19,709)	$(3,538)	$467,734	$44,076
2007 total mortgage loans, Net – Held for Sale									$65,478	$(3,490)	$(78)	$61,910	$3,894

(continued)

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(A)	Call date means the date the loan can either be called by us or paid off by borrower, which may result in prepayment penalties.

(B)	As of December 31, 2008, all interest payments on the mortgage loans are current, except as noted.

(C)	Carrying amounts of the loans are net of unamortized origination costs and fees and loan discounts.

(D)	Loans are pledged as collateral on $362.0 million of Series I CRE notes issued during 2006 (see Note 11).

(E)	Borrower is a related party (see Note 20).

(F)	Interest only payments due monthly, with loan balance due at maturity.

(G)	Currently interest only payments due monthly, followed by principal and interest payments due at various future dates.

(H)	Principal and interest payments due monthly.

(I)
The Club at Brazos loan is a participating mezzanine loan with a maximum annual return of 14%.  We can share 50% of excess operating cash flows, as well as 25% of excess sale or refinancing proceeds on this loan.

(J)
The principal balance of the mezzanine loan is secured by the partnership interests of the entity that owns the underlying property and a third mortgage deed of trust.  Interest payments on the mezzanine loan are secured by a second mortgage deed of trust and are guaranteed for the first 36 months after construction completion by an entity related to the general partner of the entity that owns the underlying property.

(K)	We do not have an interest in the first lien position relating to this loan.

(L)	At December 31, 2008, we had an interest in the first lien position relating to this loan.

(M)
During 2006 and 2007, these mezzanine loans did not make required interest payments, causing them to be in default.  We recognized impairment charges of $15.8 million for these loans due to construction and sales issues relating to the underlying properties.

(N)
During 2008, these loans did not make required interest payments, causing them to be in default.  We recorded impairment charges of $50.7 million on these mezzanine loans due to underlying property performance.

(O)
Interest on the mezzanine loan is based on a fixed percentage of the unpaid principal balance of the related first mortgage loan.  The amount shown is the approximate effective rate earned on the balance of the mezzanine loan.  The mezzanine loan also provides for payments of additional interest based on a percentage of cash flow remaining after debt service and participation in sale or refinancing proceeds and certain provisions that cap our total yield, including additional interest and participations, over the term of the loan.

(P)	The weighted average interest rate on the portfolio at December 31, 2007, was 7.62%.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The carrying value of the portfolio reflects a valuation allowance for the impairment of certain loans due to deterioration of the operating performance of the underlying properties.

(in thousands)	Net Funded Amount(1)	Valuation Allowance	Carrying Value

December 31, 2008

Impaired loans	$73,993	$(71,171)	$2,822
Loans not impaired	368,389	--	368,389
Total	$442,382	$(71,171)	$371,211

December 31, 2007

Impaired loans	$97,293	$(23,199)	$74,094
Loans not impaired	455,550	--	455,550
Total	$552,843	$(23,199)	$529,644
(1) Net of unamortized cost and fees.

The components of the change in the valuation allowance were as follows:

(in thousands)

Balance at January 1, 2006	$--
Additions charged to statement of operations	14,219
Direct charge offs net of recoveries	--
Balance at December 31, 2006	14,219
Additions charged to statement of operations	10,120
Direct charge offs net of recoveries	(1,140)
Balance at December 31, 2007	23,199
Additions charged to statement of operations(1)	62,679
Direct charge offs net of recoveries	(14,707)
Balance at December 31, 2008	$71,171
(1) Included in “impairment of investments” in the consolidated statement of operations (see Note 9). A portion of this amount pertained to properties developed by a related party (see Note 20).

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Mortgage loans held for investment had the following scheduled maturities as of December 31, 2008:

Year of Maturity	Number of Loans Maturing	Current Carrying Value (in thousands)
Prior to December 31, 2008	2	$2,100
2009	--	--
2010	1	--
2011	10	57,700
2012	--	--
2013	1	6,500
Thereafter	37	304,911
Total	51	$371,211

NOTE 5 – Available-for-Sale Investments, at Fair Value

At December 31, 2008, we had CMBS investments classified as available-for-sale:

We also held investments in debt securities, CDO securities and mortgage revenue bonds, all of which we sold (see Note 9).

Information regarding our available-for-sale investments is as follows:

(in thousands) December 31, 2008	CMBS	Mortgage revenue bonds	Total

Amortized cost	$5,474	$--	$5,474
Unrealized gains	--	--	--
Fair value	$5,474	$--	$5,474

(in thousands) December 31, 2007	CMBS	Mortgage revenue bonds	Total

Amortized cost	$69,269	$4,668	$73,937
Unrealized gains	--	211	211
Fair value	$69,269	$4,879	$74,148

a)	CMBS

During 2007, we purchased $135.3 million of CMBS for a net cost of $123.1 million and discounts aggregating $12.2 million.  These securities bear interest at a weighted average interest rate of 5.92% and mature on dates ranging from June 2022 through June 2049.

During 2007 and 2008, we sold seven of these CMBS (see Note 9).

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

CMBS investments we hold were comprised of the following as of December 31, 2008:

(dollars in thousands)	Face amount	Purchase price	Accreted cost(1)	Fair value	Percentage of fair value
Security rating:
BBB+	$4,750	$4,773	$665	$665	12.1%
BBB	2,079	2,074	462	462	8.5
BBB-	1,781	1,749	350	350	6.4
BB	9,997	9,997	3,997	3,997	73.0
	$18,607	$18,593	$5,474	$5,474	100.0%
(1) Accreted cost is shown net of impairment charges.

We recognized declines in the fair value of $44.1 million on our CMBS investments as impairment charges during the year ended December 31, 2008.  The impairments represent declines in fair value on the remaining classes of CMBS we hold ($9.9 million), as well as declines in the fair value of CMBS prior to their October 2008 sale ($34.2 million).  The decreases in fair value are due to widening credit spreads resulting from market conditions and are not necessarily reflective of the credit quality and cash flows of the underlying assets.  While it is our intention to hold our remaining CMBS investments to maturity, current market conditions could impede our ability to hold these investments to maturity or recovery as further deterioration in market conditions could force us to sell these assets.  As such, further declines in fair values of these CMBS could result in additional impairment charges.

b)	Mortgage Revenue Bonds

These investments represented taxable revenue bonds that were purchased from Centerline in 2003.  During December 2008, we sold these investments to a subsidiary of Centerline (see Notes 9 and 20).

NOTE 6 – Accounts Receivable

Accounts receivable consisted of the following:

	Year ended December 31,
(in thousands)	2008	2007

Escrow receivable(1)	$--	$24,287
Interest receivable	2,077	5,737
Other	5	42
	$2,082	$30,066
(1) Escrow balances were held with Citigroup as collateral for a repurchase facility and were used to repay a portion of the principal balance of the facility (see Note 12).

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 – Deferred Charges and Other Assets, Net

Detail of deferred charges and other assets, net is provided in the table below:

	Year ended December 31,
(in thousands)	2008	2007

Deferred financing charges, net of accumulated amortization of $2,340 in 2008 and $1,030 in 2007	$6,019	$6,867
Other assets	107	47
Total	$6,126	$6,914

NOTE 8 – Real Estate Owned – Discontinued Operations

During September 2008, we foreclosed upon and took possession of a property  which we sold during October 2008 (see Note 3).  The sale generated $2.2 million of proceeds and we recorded a loss on the sale in the amount of $0.7 million, which is recorded in discontinued operations in our condensed consolidated financial statements.

During 2007, we sold our economic interest in a portfolio of properties to an affiliated party (see Note 21), resulting in proceeds of $12.0 million and a gain of $3.6 million.  During 2006, we sold a property for proceeds of $4.2 million, resulting in a net gain of $0.2 million.  As a result of these sales, we have reclassified real estate owned property operations for the current period and all comparable prior periods as discontinued operations, as provided in the table below.

	Year ended December 31,
	2008	2007	2006
Revenues	$41	$1,815	$7,597
(Loss) gain on sale of real estate owned	$(772)	$3,611	$--
Net income	$(731)	$3,531	$255

NOTE 9 – Sale and Impairment of Investments

Mortgage Loans Receivable

During 2006, we recognized impairment charges on five mortgage loans due to deterioration of underlying property operating performance.

During 2007, we sold 24 mortgage loans, four of which we sold to an affiliate of our Advisor (see Note 20).  The sales generated proceeds of $156.7 million, net of selling expenses and generated a loss on sale of $4.4 million which reduced earnings on our 2007 consolidated statement of operations.  Prior to the sale, we recognized $1.1 million of impairments charges on these assets.

During 2008, we sold 11 mortgage loans to an affiliate of our Advisor (see Note 20) for total proceeds of $55.0 million.  The sale resulted in realized losses of $3.1 million, which were recorded as impairment charges in 2007.

In 2007, we also recognized impairment charges of $5.5 million related to two mortgage loans due to deterioration of underlying property operating performance and another $0.4 million related to the sale of three mortgage loans to unaffiliated parties.

During 2008, we recognized impairment charges of $62.7 million related to mortgage loans held-for-investment, the sale of three mortgage loans and on the repayment of two mortgage loans.  Impairment of the mortgage loans ($58.0 million) was due to the deterioration of the operating performance of the underlying properties.  We recorded impairment charges of $5.3 million related to the sale of the three mortgage loans due to known shortfalls in the sales prices prior to their sales.  The remaining $2.1 million impairment relates to the repayment of two loans in 2008 for which we did not collect the full principal amounts and we recorded the known shortfalls prior to the repayment dates.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

CMBS

During December 2007, we sold two CMBS for $15.6 million and realized a loss on the sale of $10.4 million, which is reflected as a reduction of earnings in our 2007 statements of operations.  During October 2008, we sold an additional five CMBS for $14.5 million, resulting in a realized loss on the sale of $5.6 million, reflected in our 2008 statement of operations.  We recognized $28.2 million of impairment charges in 2007 and another $44.1 million in 2008 due to declines in fair values of these investments during the respective periods (see Note 5).

Mortgage Revenue Bonds

During December 2008, we sold all of our mortgage revenue bonds to a subsidiary of Centerline for total proceeds of $2.1 million.  Prior to the sale, we recognized $2.4 million of impairments, reducing the carrying value of the assets to their sale prices.

CDO Equity

During March 2007, we purchased a $10.1 million investment in CDO securities, issued by Nomura CRE CDO 2007-2, LTD which earned interest at a weighted average interest rate of 9.00%.  During December 2007, we sold these securities to an affiliate of our Advisor for $7.9 million (see Note 20), of which $1.7 million was used to repay a repurchase facility collateralized by these debt securities (see Note 12).  We realized a loss on the sale of $2.1 million

Debt Securities

During 2006 and 2007, we sold our entire portfolio of debt securities to unaffiliated parties.  As a result of the sales we recognized impairment charges of $2.2 million in 2006 and a loss on the sales of $2.2 million in 2007.  Proceeds from these sales were used to repay a repurchase facility that collateralized these debt securities (see Note 12).

Investment in ARCap

We owned 485,000 units of Series A Convertible Preferred Membership Interests in ARCap as well as 315,000 common units, which we acquired upon converting an equal number of preferred units in December 2005.  The initial cost of all units was $25 each.

During August 2006, we sold our membership interests and common units in ARCap to Centerline (see Note 20).  In connection with the sale, we received proceeds of $38.8 million, consisting of $24.5 million for the purchase of the interests and $14.3 million of special distributions for income earned prior to consummation of the sale.  Of the distributions, we recorded approximately $12.6 million as a return of capital and the sales proceeds yielded a gain of approximately $19.2 million.  During 2008 and 2007, we received an additional $0.5 million and $0.3 million, respectively, due to the release of a cash escrow that was held back at the closing of the sale and was pending release upon the expiration of a certain event.  We recorded these receipts as additional gain on the consolidated statements of operations.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Gains and (losses) on the sales of these assets were as follows for the years ended December 31:

(in thousands)	2008	2007	2006

Mortgage loans receivable (Note 4)	$(39)	$(4,448)	$--
CMBS (Note 5)	(5,644)	(10,373)	--
CDO equity (Note 5)	--	(2,123)	--
Debt securities (Note 5)	--	(2,212)	(934)
Investment in ARCap	495	337	19,223
Subtotal – continuing operations	(5,188)	(18,819)	18,289
Discontinued operations – Real estate owned (Note 8)	(772)	3,611	--
Total	$(5,960)	$(15,208)	$18,289

Impairments for periods prior to the sale of the assets detailed above and related to the underperformance of assets were as follows for the years ended December 31:

(in thousands)	2008	2007	2006

Mortgage loans receivable (Note 4)	$(62,679)	$(10,120)	$(14,219)
CMBS (Note 5)	(44,086)	(28,175)	--
Mortgage revenue bonds (Note 5)	(2,433)	--	--
Debt securities (Note 5)	--	--	(2,224)
Total	$(109,198)	$(38,295)	$(16,443)

NOTE 10 – Concentration

As of December 31, 2008, 20.2% and 16.0%, of our investment portfolio (excluding CMBS) were secured by properties in California and New York, respectively, and 12.8%, consisted of first mortgage loans made to one unaffiliated borrower.

CMBS investments are secured by a pool of mortgage loans for which the underlying properties are located throughout the United States.

NOTE 11 – CDO Notes Payable

During 2006, we issued approximately $400.0 million of notes and preferred shares for our first CDO securitization through a wholly owned subsidiary, AMAC CDO Funding I (“AMAC CDO”).  We have issued a full and unconditional guarantee of these securities issued in AMAC CDO, which no other subsidiary of ours guarantees.  The CDO consists of $362.0 million Series I CRE notes and $12.0 million of non-investment grade notes and $26.0 million of preferred shares, of which we retained the latter two.  The Series I CRE notes have an absolute maturity of November 2050 and carry a combined weighted average rate of 5.27%.  We incurred approximately $6.9 million of costs related to our first CDO securitization, which are being amortized on a straight-line basis over the average life of the CDO (which is nine years).

We retained all of the non-investment grade securities and the preferred shares in a wholly owned subsidiary, AMAC CDO I Equity, LLC (“AMAC Equity”).  AMAC CDO holds the assets, consisting primarily of first mortgage loans, subordinate interests in first mortgage loans, mezzanine loans and bridge loans, which serve as collateral for the CDO (see Note 4).  As of December 31, 2008, the outstanding face amount of these assets totaled $391.7 million.

The CDO may be replenished, pursuant to certain rating agency guidelines relating to credit quality and diversification and substitute collateral, for loans that are repaid during the first five years of the CDO.  Thereafter, the CDO securities will be retired in sequential order from senior-most to junior-most as loans are repaid.  The financial statements of both wholly-owned subsidiaries are consolidated in our financial statements.  The Series I CRE notes are treated as a secured financing, and are non-recourse to us.  Proceeds from the issuance of these notes were used to repay all of the debt outstanding under one of our repurchase facilities at the time this transaction closed and to fund additional investments.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Due to the 2008 impairment of several CDO assets, certain classes of the Series I CRE notes began to hyper-amortize, causing these notes to be repaid using cash flows from the CDO assets.

NOTE 12 – Repurchase Facilities

Our repurchase facilities consisted of financing collateralized by investments in mortgage loans, CMBS, bridge notes, mezzanine loans and subordinated notes.  They are categorized in the table below by lending institution:

	Year Ended December 31,
(in thousands)	2008	2007

Citigroup	$--	$81,345
Bear Stearns	--	55,040
Total	$--	$136,385

Citigroup Facility

During 2007, we agreed to terminate a repurchase facility with Citigroup that was executed in 2006 for the purpose of funding investment activity for a planned CDO securitization.  As of December 31, 2008, the entire outstanding balance remaining on the Citigroup facility was repaid.

Prior to December 31, 2007, we paid interest on outstanding borrowings at rates that ranged from 30-day LIBOR plus 0.40% to 30-day LIBOR plus 1.25%.  Subsequent to January 1, 2008, interest on the borrowings increased in stages and was charged at a rate of LIBOR plus 7.00% at the date of repayment.

In connection with the maturity of the original Citigroup facility in December 2007, we terminated all associated interest rate swap derivatives.  See Note 15 for a detailed explanation of costs we paid to terminate these derivatives.

Bear Stearns Facility

During 2007, we executed a repurchase facility with Bear Stearns International Limited (“Bear Stearns”) for the purposes of financing investment activity.  We used this facility to refinance our debt securities portfolio and CMBS investments previously financed through other facilities.

During 2008, Bear Stearns (now part of JP Morgan) made numerous margin calls related to the repurchase facility we used to finance certain assets.  In April 2008, in order to meet certain of these margin requirements, we borrowed $4.0 million from an affiliated entity (see Note 20) and subsequently repaid the note with proceeds received from the repayment of a first mortgage loan (see Notes 4 and 9).  As of December 31, 2008, the entire outstanding balance of this facility was repaid.

NOTE 13 – Line of Credit – Related Party

We have a revolving credit facility (the “Revolving Facility”) with Centerline.  The Revolving Facility, which is unsecured, provides up to $80.0 million in borrowings to be used to purchase new investments and for general purposes, and bears interest at 30-day LIBOR plus 3.00%.  In the opinion of our Advisor, the terms of this facility are consistent with those of transactions with independent third parties.   At December 31, 2008, we had approximately $79.9 in borrowings outstanding, bearing interest at a rate of 7.44%, compared to $77.7 million at a rate of 7.60% at December 31, 2007.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

We have covenant compliance requirements on our related party line of credit.  These covenants include (all as defined in the document):

•	minimum adjusted net worth;

•	liquidity;

•	debt service coverage;

•	recourse debt to adjusted net worth; and

•	minimum adjusted AFFO.

At December 31, 2007 and each quarter thereafter, we failed to meet the minimum adjusted net worth, the minimum adjusted FFO and the debt service coverage requirements, causing us to be in default of the loan agreement.  In July 2008, we amended this facility and entered into a forbearance agreement with Centerline whereby Centerline has agreed not to call the outstanding balance on the line provided we maintain current interest payments and that certain other events do not occur.  We have since stopped paying interest on the line.  The Revolving Facility expired in June 2009 and was not renewed but Centerline has not called the outstanding balance pending determination of a liquidation plan (see Note 2).

NOTE 14 – Preferred Shares of Subsidiary (Subject to Mandatory Repurchase)

During March 2005, AMAC Capital Financing I, a wholly owned subsidiary, issued 25,000 Floating Rate Preferred Securities with a stated liquidation amount of $1,000 per security.  We received approximately $24.2 million in proceeds, net of closing costs.  The securities are callable in March 2010 and bear interest, re-set quarterly, equal to 30-day LIBOR plus 3.75%.  At December 31, 2008, the rate was 7.51%.  There are no covenants related to these securities.

As of December 31, 2008, dividends in arrears were $0.5 million for these securities and is recorded in “Accounts Payable and Accrued Expenses” on our consolidated balance sheets.

NOTE 15 – Derivative Instruments

Our derivative instruments are cash flow hedges of debt and we also had free-standing derivatives related to investments.  While we carry derivative instruments in both categories at their estimated fair values on our consolidated balance sheets, the changes in those fair values are recorded differently.  To the extent that the cash flow hedges are effectively hedging the associated debt, we record changes in their fair values as a component of other comprehensive income within shareholders’ equity.  If a cash flow hedge is ineffective, we include such ineffectiveness in our consolidated statements of operations.  With respect to the free-standing derivatives, we included the change in their fair value in our consolidated statements of operations.

Cash Flow Hedges of Debt

Our borrowings under CDO notes payable, related party line of credit and our preferred shares of a subsidiary (subject to mandatory repurchase) incur interest at variable rates, exposing us to interest rate risk.  We have established a policy for risk management outlining our objectives and strategies for use of derivative instruments to potentially mitigate such risks.

As of December 31, 2008, we had four interest rate swaps with an aggregate notional amount of $345.4 million, which will expire on dates ranging from November 2010 through September 2016.  At inception, we designated these swaps as cash flow hedges, with the hedged item being the interest payments on our variable-rate CDO notes payable.  On an ongoing basis, we assess whether the swap agreements are effective in offsetting changes in the cash flows of the hedged financing.  Amounts in accumulated other comprehensive income (as described above) will be reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings.  An inherent risk of these swap agreements is the credit risk related to the counterparty’s ability to meet the terms of the contracts with us.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In connection with the disposition and refinancing of certain assets (see Note 2), we terminated 31 cash flow hedges during 2007 and another 16 during 2008.  Termination costs of $5.8 million are recorded in “other losses” in 2008 due to changes to forecasted cash flows.

For swap agreements that we do not plan to terminate, $16.1 million of the net unrealized losses included in accumulated other comprehensive loss at December 31, 2008 were reclassified into interest expense during 2009.

We are required to maintain a minimum balance of collateral with Bear Stearns in connection with these interest rate swaps.  From time to time, as market rates fluctuate, we may be called upon to post additional cash collateral.  These payments are held as deposits with Bear Stearns and will be used to settle the swap at its termination date if market rates fall below the fixed rates on the swaps.

Free-Standing Derivatives Related to Investments

We had five interest rate swaps with an aggregate notional amount of $52.0 million that hedged changes in the fair value of certain investments.  We did not elect to apply hedge accounting to these swaps.  During 2007, we terminated three of these swaps in connection with the disposition and refinancing of certain assets (see Note 2), and paid $1.5 million in costs relating to the termination, all of which were recorded as a reduction of other income.  During 2008, we terminated the remaining two swaps, incurring termination costs of $2.4 million of which $1.3 million was recorded as a reduction of other income in 2007.  The remaining $1.1 million in termination costs represent a further decline in value from December 31, 2007 through the termination date and was charged to expense in 2008.

Net (loss) income included the following related to our freestanding derivatives and interest rate hedges:

	Year Ended December 31,
(in thousands)	2008	2007	2006
Included in interest expense:
Interest receipts	$3	$1,510	$588
Interest payments	(8,679)	(891)	(132)
Ineffectiveness(1)	(131)	159	(148)
Subtotal	(8,807)	778	308
Included in other income (losses):
Loss on termination	(4,207)	(10,208)	--
Change in fair value	--	(1,373)	(5,299)
Subtotal	(4,207)	(11,581)	(5,299)
Net impact	$(13,014)	$(10,803)	$(4,991)

(1)   Relates to one swap, which includes an embedded financing component that has caused and may continue to cause some ineffectiveness within the limits allowed by SFAS No. 133 to maintain hedge accounting.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	Year Ended December 31,
(in thousands)	2008	2007
Refundable deposits (1)	$133	$161
Accrued interest payable	972	14,446
Other	258	1,686
	$1,363	$16,293
(1) Includes refundable deposits collected during the due diligence period of a loan transaction which are payable to other parties.

NOTE 17 – Shareholders’ Equity

Preferred Shares

In July 2007, we issued 680,000 Preferred Shares for gross proceeds of $17.0 million.  Net of underwriters fees and expenses, our net proceeds were $15.9 million.  The shares carry a cumulative preferred 7.25% return based upon the liquidation amount of $25.00 per share and have no stated maturity.  Holders of the shares may convert them into 1.5 million common shares, and we may also redeem the shares at our option after July 2012.  These shares have no voting rights.  Centerline purchased 280,000 of these shares (see Note 20).  As of December 31, 2008, dividends in arrears were $0.9 million for these shares.

Common Shares

Our independent trustees receive a portion of their annual compensation in common shares.  The number of shares issued and the expense related to those shares are provided in the table below:

(dollars in thousands)	Number of Shares	Expense
2008	69,232	$45
2007	33,539	$120
2006	2,040	$30

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accumulated Other Comprehensive (Loss) Income

Changes in accumulated other comprehensive (loss) income consisted of the following:

(in thousands)	Net unrealized gain (loss) on investments	Net unrealized gain (loss) on interest rate derivatives	Total
Balance at January 1, 2006	$3,975	$808	$4,783
Period change	(6,993)	(3,642)	(10,635)
Reclassification adjustments	2,224	--	2,224
Balance at December 31, 2006	(794)	(2,834)	(3,628)
Period change	(41,746)	(26,070)	(67,816)
Reclassification adjustments	42,751	9,440	52,191
Balance at December 31, 2007	211	(19,464)	(19,253)
Period change	(46,730)	(35,726)	(82,456)
Reclassification adjustments	46,519	1,567	48,086
Balance at December 31, 2008	$--	$(53,623)	$(53,623)

NOTE 18 – Incentive Share Option Plan

In accordance with our Amended and Restated Incentive Share Option Plan (the “Plan”), our Board of Trustees can award share options to trustees, officers and employees of our Advisor and its affiliates.  A maximum of 850,270 options can be granted, with annual limits based upon 10% of the shares outstanding at year end, as specified in the Plan.  Option terms and vesting requirements are determined at the time of grant, provided that the term is no longer than ten years.

The following table summarizes share option activity in our share option plans for the years ended December 31:

	2008		2007		2006
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding at Beginning of Year	93,000	$15.03	93,000	$15.03	187,052	$15.78
Granted	--	--	--	--	--	--
Forfeited	--	--	--	--	--	--
Exercised	--	--	--	--	(94,052)	16.53
Outstanding at End of Year	93,000	15.03	93,000	$15.03	93,000	$15.03
Fair Value of options granted during the year (at grant date)	$--	$--	$--	$--	$--	$--
Compensation cost recognized	$--		$--		$59,000

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	As of December 31, 2008
	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Vested and expected to vest at end of period	93,000	$15.03	4.3	$--
Exercisable at end of year	93,000	$15.03	4.3	$--

There was no aggregate intrinsic value at December 31, 2008, due to the exercise prices of the outstanding options being greater than the closing share price on the last trading day of the year.  This value fluctuates based on the fair market value of our shares.

As of December 31, 2008, the cost of all of our share options was fully amortized, and there was no unrecognized compensation cost related to share-based compensation grants.  There were 692,218 shares available for issuance as of December 31, 2008.

NOTE 19 – Earnings Per Share (“EPS”)

Diluted earnings per share is calculated using the weighted average number of shares outstanding during the period plus the additional dilutive effect of common share equivalents.  The dilutive effect of outstanding share options is calculated using the treasury stock method.  The dilutive effect of the Preferred Shares is calculated on the if-converted method.  For the year ended December 31, 2008, the effect of the assumed conversion of our Preferred Shares is not included, as the effect would be antidilutive.  The effect of outstanding share options are not included in any period presented, except for the 2006 period, as the exercise price exceeded the average market price of our common shares.

(in thousands, except per share amounts)	2008	2007	2006

Numerator:
(Loss) income from continuing operations	$(121,543)	$(62,113)	$2,432
Preferred dividends (including dividends in arrears)	(1,232)	(527)	--
Net (loss) income for EPS calculations	$(122,775)	$(62,640)	$2,432
Denominator:
Weighted average shares outstanding (basic)	8,471	8,404	8,323
Effect of dilutive shares	--	--	7
Weighted average shares outstanding (diluted)	8,471	8,404	8,330
Calculation of EPS from continuing operations:
(Loss) income as computed above	$(122,775)	$(62,640)	$2,432
Weighted average shares outstanding	8,471	8,404	8,330	(1)
(Loss) income per share	$(14.49)	$(7.45)	$0.29
(1) As the difference between basic and diluted shares is insignificant with no impact on earnings per share, a separate calculation of basic earnings per share is not presented.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 20 – Related Party Transactions

The following summarizes all costs paid or payable to our Advisor and its affiliates:

(in thousands)	Year Ended December 31,
	2008	2007	2006
Fees to Advisor and affiliates:
Shared services expenses	$1,361	$1,660	$1,672
Asset management fees	813	1,570	1,810
Servicing fees	361	566	64
Total fees to Advisor and affiliates	$2,535	$3,796	$3,546
Other costs:
Interest paid on related party line of credit	$7,870	$2,970	$1,461

Fees to Advisor and Affiliates

Advisory Agreement

Fees/Compensation

Under our amended Advisory Services Agreement with our Advisor (the “Advisory Agreement”), we pay certain fees, in addition to reimbursements of certain administrative and other costs that our Advisor incurs on our behalf for its ongoing management and operations of our Company.  These fees include asset management fees, which are calculated as a percentage of our adjusted equity balance (as defined in the Advisory Agreement), and incentive management fees, provided certain financial hurdles are met.  Loan origination fees may also be paid to the Advisor if we collect any from a borrower in connection with acquisitions of investments for us.  There may also be termination fees due to the Advisor if the Advisory Agreement is terminated without cause.

Effective December 31, 2007, the following amendments were made to the Advisory Agreement:

•
For the purposes of calculating the asset management fee, the definition of Company Equity was modified to exclude unrealized losses recognized in earnings that result from changes in market values of securities classified as available-for-sale; and

•
Expense reimbursements are to be payable to the Advisor in the form of a quarterly flat-fee of $0.4 million based on the projected costs of the Advisor for providing services to us.  Prior to the amendment, these fees were paid based on a complex allocation provided by the Advisor.

Servicing Fees

We pay Centerline Servicing Inc., an affiliate of Centerline, a fee for servicing and special servicing our mortgage loans and other investments equal to the Advisor’s actual costs of performing such services but not less than 0.08% per year of the principal balance of the related mortgage loan or other investment.

Other Related Party Transactions

General

At December 31, 2008, we had six mortgage loans receivable with carrying amounts aggregating $91.9 million secured by properties developed by a company partly owned by the then-chairman of Centerline.  These transactions were approved by the independent members of our board of trustees and, in the opinion of management, the terms were consistent with independent third-party transactions.  For the year ended December 31, 2008, we recorded $50.7 million of impairment charges related to two of these loans due to underlying property performance (see Note 9).

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

We have a revolving credit facility with Centerline as described in Note 13.

During April 2008, in order to meet margin requirements, we borrowed $4.0 million from Related Special Assets LLC (a company affiliated with the then-chairman of Centerline) at an interest rate of 8.74%.  We repaid the note prior to its maturity with proceeds received from the repayment of a first mortgage loan during April 2008.

During March 2007, Centerline entered into a 10b5-1 Plan whereby it may purchase our common shares in open market transactions based on pre-determined parameters, up to the 9.8% share ownership limit in our trust agreement.  Through December 31, 2008, it has purchased 580,000 common shares under this plan, amounting to 6.9% of our outstanding common shares at December 31, 2008.  Centerline has also purchased 280,000 of our preferred shares that we issued in July 2007 (see Note 17), which amounts to an aggregate economic ownership percentage of over 10%, assuming all preferred shares were converted to common shares.

Transactions with Centerline Real Estate Special Situations Mortgage Fund LLC (“CRESS”), an Affiliate of Our Advisor

During 2006, we entered into a co-investment agreement with CRESS, whereby we and CRESS may participate in investment opportunities that are originated by affiliates and which meet the investment criteria of both companies.  A portion of our 2007 investments was made pursuant to this agreement.

During March 2007, we sold our economic interest in a portfolio of properties to CRESS (see Note 9).

During December 2007, we sold our investment in CDO securities to CRESS (see Note 9).

During January and February 2008, we sold 11 mortgage loans to CRESS (see Note 9).

Transactions with Centerline Mortgage Capital Inc. (“CMC”), an Affiliate of Our Advisor

During December 2007, we sold four mortgage loans to CMC (see Note 9).

During 2007, we partially or fully funded 22 first mortgage, bridge and mezzanine loans and subordinated notes, totaling $255.1 million (see Note 4), originated by CMC.  CMC received $0.9 million in loan origination fees related to these originations, all of which were paid by the borrowers.  There were no such originations in 2008.

Transactions with Centerline Capital Group (“CCG”), an affiliate of our advisor.

During December 2008, we sold our portfolio of mortgage revenue bonds to CCG (see Note 9).

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 21 – Selected Quarterly Financial Data

	2008 Quarter Ended (Unaudited)
(in thousands except per share amounts)	March 31(1)	June 30	September 30(1)	December 31 (1)
Total revenues	$10,685	$9,811	$9,560	$7,006
Net income (loss)	$(28,974)	$(4,856)	$(69,348)	$(18,365)
Net income (loss) from continuing operations per share (basic and diluted)	$(3.47)	$(0.61)	$(8.22)	$(2.19)
Net income from discontinued operations per share (basic and diluted)	$--	$--	$(0.09)	$--
Net income (loss) per share (basic and diluted)	$(3.47)	$(0.61)	$(8.31)	$(2.19)
	2007 Quarter Ended (Unaudited)
(in thousands except per share amounts)	March 31	June 30	September 30	December 31(1)
Total revenues	$12,501	$15,312	$16,948	$15,348
Net income (loss)	$5,164	$3,477	$(187)	$(67,036)
Net income (loss) from continuing operations per share (basic and diluted)	$0.19	$0.41	$(0.05)	$(8.00)
Net income from discontinued operations per share (basic and diluted)	$0.42	$--	$--	$--
Net income (loss) per share (basic and diluted)	$0.61	$0.41	$(0.05)	$(8.00)
(1)Includes impairment losses and losses on sales of investments (see Note 9).

NOTE 22 – Commitments and Contingencies

a)      Legal

On October 27, 2003, prior to taking possession of the real estate collateral supporting a loan investment, we were named in a lawsuit, Concord Gulfgate, Ltd. vs. Robert Parker, Sunrise Housing Ltd., and American Mortgage Acceptance Company, Cause No. 2003-59290 in the 133rd Judicial District Court of Harris County, Texas.  The suit alleged that the loan transaction was not properly authorized by the borrower and was not for a legitimate borrower purpose.  The suit claimed, among other causes of action against the respective defendants, wrongful foreclosure of the real estate collateral, tortious interference with contract and civil conspiracy.  The suit sought, among other relief, actual, consequential, and exemplary damages, and a declaration that the loan documents were unenforceable and constituted a cloud on title.  The case went to trial in September 2006 and was settled for $150,000.  This amount is recognized in general and administrative expenses in our consolidated statements of operations.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

b)      Guarantees

In June and October of 2000, in accordance with a loan program with Fannie Mae, under which we agreed to guarantee a first-loss position on certain loans, we originated two loans totaling $3.3 million.  In September 2003, we transferred and assigned all of our obligations with respect to these two loans to CMC.  Pursuant to the agreement with CMC, Centerline guaranteed CMC’s obligations, and we agreed to indemnify both CMC and Centerline for any losses incurred in exchange for retaining all fees that we were otherwise entitled to receive from Fannie Mae under the program.  The maximum exposure at December 31, 2008, was $3.1 million, although we expect that we will not be called upon to fund these guarantees.

During 2003, we discontinued our loan program with Fannie Mae and will issue no further guarantees pursuant to such program.

We monitor the status of the underlying properties and evaluate our exposure under the guarantees.  To date, we have concluded that no accrual for probable losses is required under SFAS No. 5, Accounting for Contingencies.

NOTE 23 – Subsequent Events

During June 2009, our Revolving Facility with Centerline expired and was not renewed (see Notes 13 and 20).  Centerline has not called the loan or demanded repayment pending determination of a liquidation plan.